Exhibit 23.4
Shields & Company, Inc.
I N V E ST M E N T B A N K E R S
890 Winter Street
Waltham, Massachusetts 02451
tel (781) 890-7033
fax (781) 890-7034

March 7, 2008
PERSONAL AND CONFIDENTIAL
Mr. Jim Kelliher
Chief Financial Officer
LogMeIn, Inc.
500 Unicorn Park Drive
Woburn, MA 01801
Mr. Kelliher:
     We hereby consent to the inclusion in the registration statement on Form S-1 of LogMeIn, Inc. (“LogMeIn”) for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of certain assets in relation to the Company’s acquisition of Applied Networking, Inc. and to references to our firm’s name therein.
     In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,

SHIELDS & COMPANY, INC.
By:
Richard W. Newman
Managing Director